Exhibit 99.1

For Immediate Release

GTCR and Sycamore Partners Complete Acquisition of CommerceHub

CHICAGO, NEW YORK, ALBANY — May 21, 2018 — Affiliates of GTCR and Sycamore Partners, two leading private equity firms, today announced the closing of the acquisition of CommerceHub, Inc. (“CommerceHub” or the “Company”), a leading distributed commerce network for retailers and brands.

“The closing of this transaction represents a new and exciting chapter for CommerceHub,” said Frank Poore, CommerceHub’s Founder, President and CEO, who will continue in these roles. “GTCR and Sycamore Partners each bring deep industry expertise to help us to execute our vision for the future of retail. Together, we look forward to accelerating the development of CommerceHub’s platform to transform how retailers and brands drive growth through ecommerce.”

“CommerceHub benefits from a highly strategic position in ecommerce due to its differentiated platform that enables retailers’ most critical growth strategies,” said Mark Anderson, Managing Director of GTCR. “We are excited to build on CommerceHub’s momentum and deliver on its vision for a platform and network to tie together all sources of demand, supply and delivery in global ecommerce.”

“We are excited about this opportunity to build on CommerceHub’s unique position as a valued strategic partner to leading retailers,” said Stefan Kaluzny, Managing Director of Sycamore Partners. “We look forward to working with Frank and CommerceHub’s talented team as we leverage the Company’s leading platform to drive continued growth.”

CommerceHub’s stockholders approved the transaction on May 18, 2018. With the completion of the transaction, CommerceHub’s Series A and Series C common stock are no longer listed for trading on NASDAQ, effective today.  In addition, CommerceHub’s Series B common stock will no longer be quoted on the OTC Markets.

About CommerceHub

CommerceHub is a distributed commerce network connecting supply, demand and delivery that helps retailers and brands increase sales by expanding product assortments, promoting products on the channels that perform, and enabling rapid, on-time customer delivery. With its robust platform and proven scalability, CommerceHub helped over 11,500 retailers, brands, and distributors achieve an estimated $16 billion in Gross Merchandise Value in 2017.

About GTCR

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Growth Business Services, Technology, Media & Telecommunications, Healthcare and Financial Services & Technology industries. The Chicago-based firm pioneered The Leaders Strategy™ — finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $15 billion in over 200 companies. For more information, please visit www.gtcr.com.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $3.5 billion in capital under management. The firm’s strategy is to partner with management teams to improve the operating profitability and strategic value of their businesses. The firm’s investment portfolio currently includes Belk, Coldwater Creek, CommerceHub, EMP Merchandising, Hot Topic, MGF Sourcing, NBG Home, Nine West Holdings, Staples, Inc., Staples’ United States Retail Business, Staples’ Canadian Retail Business, Talbots, The Limited and Torrid.

CommerceHub Media Contact

Erik Morton

emorton@commercehub.com

GTCR Media Contact

Eileen Rochford

(312) 953-3305

eileenr@theharbingergroup.com

Sycamore Partners Media Contact

Joele Frank, Wilkinson Brimmer Katcher

Michael Freitag or Arielle Rothstein

(212) 355-4449